Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-1

(Form Type)

ORAGENICS, INC.

(Exact name of Registration as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common shares, $0.001 par value per share(1)	Rule 457(o)		$		$5,000,000	$0.00015310		$765.50

	Total Offering Amounts					$			$

	Total Fees Previously Paid									—

	Total Fee Offset									—

	Net Fee Due									$765.50

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	The proposed maximum aggregate offering price of the shares of Common Stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the Pre-Funded Warrants offered and sold in the offering (plus the aggregate exercise price of the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants), and as such the proposed aggregate maximum offering price of the shares of Common Stock and Pre-Funded Warrants (including shares of Common Stock issuable upon exercise of the Pre-Funded Warrants), if any, is $5,000,000.

(3)	No fee due pursuant to Rule 457(g) under the Securities Act because the warrants are being registered in the same registration statement as the Common Stock issuable upon exercise of the warrants.